CAMDEN NATIONAL CORPORATION
SECOND AMENDED AND RESTATED
LONG-TERM PERFORMANCE SHARE PROGRAM
Effective April 26, 2022
1.Purpose. This Program is intended to create incentives for certain executive officers of Camden National Corporation (the “Company”) and to attract and retain executive officers who will contribute to the future success of the Company. It is further the intent of the Company that Awards made under this Program will support the goals of (i) aligning executive incentive compensation with increases in stockholder value and (ii) using equity compensation to retain key employees. This Program shall be a component program of the Camden National Corporation 2022 Equity and Incentive Plan (the “2022 Plan”), and any shares of Stock awarded under this Program shall reduce the number of shares of Stock available for use under the 2022 Plan. Except as explicitly provided herein, this Program shall be subject to and governed by all the terms and conditions of the 2022 Plan. Capitalized terms used and not otherwise defined in this Program shall have the meaning specified in the 2022 Plan.
2.Definitions.
2.1 “Award” shall mean, for any Participant, the actual payment in shares of Stock at the end of a Long-Term Performance Period.
2.2 “Fiscal Year” shall mean the fiscal year of the Company, which is the 12-month period ending December 31 of each year.
2.3“Long-Term Performance Period” shall mean a period of three (3) consecutive Fiscal Years beginning on January 1 of the first year of such Long-Term Performance Period. A Long-Term Performance Period shall terminate prior to the expiration of three (3) consecutive Fiscal Years to the extent required pursuant to Section 6.3 hereof.
2.4“Participant” shall mean an executive officer of the Company designated by the Committee pursuant to Section 4 to participate in the Program with respect to a Long-Term Performance Period.
2.5“Performance Measures” shall mean, for Long-Term Performance Periods beginning on or after January 1, 2022, the performance measures determined by the Committee and set forth in a Participant’s Award Agreement.
2.6“Program” shall mean the Camden National Corporation Long-Term Performance Share Program, as amended or amended and restated from time to time.
2.7“Retirement” shall mean a Participant’s bona fide retirement from the Company provided that at the time of such retirement (a) such Participant is in good standing, (b) has attained age 55 with at least ten (10) years of employment with the Company or has attained age 65 with at least five (5) years of employment with the Company, and (c) the Participant has provided the Company with at least six (6) months’ prior written notice of the Participant’s intent to retire; provided that the Committee may waive such notice requirement in its sole discretion.
2.8“Target Award” shall mean, for any Participant, a percentage of the Participant’s base salary on the grant date.
3.Administration. The Committee shall have sole discretionary power to interpret the provisions of this Program, to administer and make all decisions and exercise all rights of the Company with respect to this Program. The Committee shall have final authority to apply the provisions of the Program and determine, in its sole discretion, the amount of the Awards to be paid to Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Program and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid pursuant to the Program. The Committee’s exercise of this discretionary authority shall at all times be in accordance with the terms of the Program and the 2022 Plan, and shall be entitled to deference upon review by any court, agency or other entity empowered to review its decision, and shall be enforced, provided that it is not arbitrary, capricious or fraudulent.
4.Eligibility. For each Long-Term Performance Period, the Committee in its discretion shall select those executive officers who shall be Participants. The selection of an individual to be a Participant in any one Long-Term Performance Period does not entitle the individual to be a Participant in any other Long-Term Performance Period. The Committee may permit an executive, including a newly hired or promoted executive, to become a

4861-6320-3588 v.8

Participant after the Long-Term Performance Period has begun. Such Participant shall receive an Award at the discretion of the Committee.
5.Performance Measures and Awards.
5.1Performance Measures. Within the first 180 days of a Long-Term Performance Period, the Committee shall establish the performance share matrix with the Performance Measures for the Long-Term Performance Period. The established matrix shall be set forth in a Participant’s Award Agreement.
5.2Granting of Awards. The Committee shall assign each Participant a Target Award for the Long-Term Performance Period.
5.3Nature of Awards. The Target Awards granted under this Program shall be used solely to calculate Awards that may potentially be made to each Participant as provided herein. Awards shall not constitute or be treated as property or as a trust fund of any kind or as capital stock of the Company, stock options or other form of equity or security until they are paid to Participants in the form of shares of Stock.
6.Payment of Awards.
6.1Committee Certification. No Participant shall receive an Award of any shares of Stock under this Program unless the Committee has certified, by resolution or other appropriate action in writing, that the Performance Measures with respect to the Long-Term Performance Period have been satisfied. No payments shall be made if the Performance Measures have not been met for the Long-Term Performance Period. If each of the Performance Measures has been met, the amount of the actual Award will be made pursuant to the provisions of Section 6.2.
6.2Award to Participants at End of Long-Term Performance Period. At the end of each Long-Term Performance Period, if each Performance Measure equals or exceeds the related threshold, then each Participant shall receive an Award in accordance with the matrix set forth in the Participant’s Award Agreement. The Award for a Long-Term Performance Period shall be paid to such Participant in shares of Stock as soon as practicable following the Committee’s certification described in Section 6.1 for such Long-Term Performance Period (but in no event later than two and one half months after the Committee’s certification). The conversion of dollar amounts into shares of Stock will be based on the Fair Market Value of a share of Stock on the grant date. Shares of Stock will be issued from the 2022 Plan.
6.3Change of Control. Notwithstanding anything to the contrary elsewhere herein, if a Change of Control shall occur, (a) each Long-Term Performance Period that has not yet ended shall end as of the date the Change of Control occurs and Awards shall be calculated for each such Long-Term Performance Period as of such date based on the Company’s performance through such date and (b) all Participants who are employed by the Company on the date the Change of Control occurs shall receive a pro rata Award based on such shortened Long-Term Performance Period (or, in the discretion of the Committee, the cash value of such pro rata Award), if any, as soon as practicable. Notwithstanding the foregoing, in the event a Participant experiences a Termination of Service within six months after such Change of Control and such Termination of Service is in connection with such Change of Control, then such Participant shall be entitled to an additional Award under this Program at such time in an amount equal to the excess, if any, of the amount determined pursuant to the preceding sentence (assuming the amount in (a) was calculated based on Superior Target), over the amount determined pursuant to the preceding sentence (assuming the amount in (a) was calculated based on the Company’s actual performance.
7.Forfeiture. Unless otherwise determined by the Committee, a Participant who experiences a termination of Service for any reason (other than Retirement) prior to the actual payment of the Awards under Section 6.2 above shall forfeit all rights to the Target Award which might otherwise have been granted to the Participant.
8.Retirement. Unless otherwise determined by the Committee, in the case of a Participant whose employment with the Company terminates due to such Participant’s Retirement prior to the actual payment of the Awards under Section 6.2 above, such Participant shall receive a pro rata Award. Such Award shall be based on the entire Long-Term Performance Period and shall be pro-rated based on the portion of the relevant Long-Term Performance Period during which such Participant was an employee of the Company. Any such pro rata Award shall be paid following the end of such Long-Term Performance Period as described in Section 6.2.
9.Withholding of Tax. Anything to the contrary notwithstanding, all payments of Awards required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably

4861-6320-3588 v.8

may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation. Withholding will be made in the form of Shares unless expressly indicated otherwise by the Participant in accordance with the terms of the 2022 Plan.
10.Amendment or Termination of Program. The Company may amend or terminate this Program at any time or from time to time; provided, however, that such amendment or termination shall comply with Section 15 of the 2022 Plan.
11.Non-Exclusivity. The Program does not limit the authority of the Company, the Committee, or any subsidiary of the Company, to grant Awards or authorize any other compensation under any other plan, program or authority, including, without limitation, awards or other compensation based on the same Performance Measures used under the Program.

4861-6320-3588 v.8